Exhibit 1.3

Schedule 5 – Block Listing Six-Monthly Return

1	Name of company:
Wolseley plc

2	Name of Scheme:
Executive Share Option Scheme 1989

3	Period of Return – From:
1 March 2002
To:
31 August 2002

4	Number and class of share(s) (amount of stock/debt security) not issued under scheme at the end of last period:
366,637 Ordinary 25p shares

5	Number of shares issued/allotted under scheme during period:
439,834*

6	Balance under scheme not yet issued/allotted under scheme at end of period:
416,803

7	Number and class of share(s) (amount of stock/debt securities) originally listed and the date of admission:
400,000 Ordinary 25p shares listed on 22.06.2001 ref 0007-0003 (utilised)
400,000 Ordinary 25p shares listed on 16.11.2001 ref 00008-0002 (utilised)
350,000 Ordinary 25p shares listed on 20.02.2002 ref RA/Wolseley plc/00009 (utilised)
*490,000 Ordinary 25p shares listed on 02.04.2002 ref RA/Wolseley plc/00010

Please confirm total number of shares in issue at the end of the period in order for us to update our records: 577,949,907

Contact name for queries:	M J White

Contact telephone number:	0118 929 8700

Contact address:	Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA

Name of person making return:	M J White

Position of person making return:	Company Secretary

Additional Information: